Exhibit 10.27

FORM OF

NOVELIS INC.

2024 EQUITY INCENTIVE PLAN

CASH-BASED PERFORMANCE UNIT GRANT NOTICE

Novelis Inc., a corporation organized under the laws of Canada (the “Company”), pursuant to its 2024 Equity Incentive Plan, as may be amended from time to time (the “Plan”), hereby grants to Participant the number of cash-based performance units (“PUs”) set forth below. Each PU represents the right to receive a cash payment upon vesting and subject to the achievement of each of the performance conditions set forth in Exhibit 2 attached hereto (the “Performance Goals”) over the Performance Period. This Award is subject to all of the terms and conditions as set forth in this Cash-Based Performance Unit Grant Notice (this “Notice”), in the corresponding Cash-Based Performance Unit Agreement and the Plan, which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Cash-Based Performance Unit Agreement will have the same definitions as in the Plan or the Cash-Based Performance Unit Agreement. If there is any conflict between the terms in this Notice, Exhibit 1 and Exhibit 2 to this Notice, the corresponding Cash-Based Performance Unit Agreement and the Plan, then such conflict or inconsistency shall be resolved by giving such documents precedence in the following order: Exhibit 1 to this Notice, Exhibit 2 to this Notice, the corresponding Cash-Based Performance Unit Agreement, and then the Plan.

Participant	[PARTICIPANT NAME]
Date of Grant:	[GRANT DATE]
Number of PUs:	[TOTAL UNITS]
Performance Period	[PERFORMANCE PERIOD]

Type of Grant:	Cash-Based Performance Units

Vesting Schedule:	The number of PUs earned by Participant for the Performance Period shall vest and be earned based on the Performance Goals set forth in Exhibit 2, which is attached hereto and incorporated herein in its entirety. All determinations of whether Performance Goals have been achieved and the number of PUs earned by Participant shall be made by the Administrator in its sole discretion.

Additional Terms/Acknowledgements:	Participant acknowledges receipt of, and understands and agrees to, this Notice, the corresponding Cash-Based Performance Unit Agreement and the Plan. Participant acknowledges and agrees that this Notice and the corresponding Cash-Based Performance Unit Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that as of the Date of Grant, this Notice, the corresponding Cash-Based Performance Unit Agreement, and the Plan set forth the entire understanding between Participant and the Company regarding this PU award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of the following agreements only. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Notice, the corresponding Cash-Based Performance Unit Agreement and the Plan.

By accepting these PUs, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Administrator or another third party designated by the Administrator.

Novelis Inc.

By:	[NAME]
Title:

Participant:

Date:

Attachments: Cash-Based Performance Unit Agreement; 2024 Equity Incentive Plan (as amended from time to time); Non-Competition, Non-Solicitation & Confidentiality Agreement

Exhibit 1

Vesting Schedule

1.	Definitions.

a.

“Earned PUs” means the number of PUs earned by Participant during the Performance Period, determined in accordance with this Exhibit 1 and Exhibit 2, the Grant Notice and the Cash-Based Performance Unit Agreement.

b.	“Performance Goals” means the performance goals identified in Exhibit 2, which are established by the Administrator in its sole discretion with respect to the Performance Period.

c.	“Performance Period” has the meaning set forth in the Notice.

d.

“Retirement” means Participant voluntarily terminates active Service after each of the following conditions have been met: (i) Participant attains age 65 or has a combination of age and years of Service greater than or equal to 65 with a minimum age of 55, and thereafter provides at least six (6) months’ written notice of Participant’s intended retirement; (ii) the Committee (or its delegate) accepts in writing Participant’s intended retirement, subject to successfully fulfilling transition duties and responsibilities and remaining employed until a Retirement date set by the Committee (or its delegate), it being understood that these duties and responsibilities are in addition to Participant’s regular duties and responsibilities, and may require continued employment beyond the end of the six (6) month notice period; and (iii) the Committee (or its delegate) determines that Participant has successfully fulfilled Participant’s transition duties and responsibilities. The Committee (or its delegate) shall, in its sole discretion, (A) decide whether or not to accept Participant’s intended Retirement, (B) set forth in writing the terms of Participant’s transition duties and responsibilities and Participant’s Retirement date and (iii) determine whether or not Participant has successfully met Participant’s transition duties and responsibilities not later than sixty (60) days after Participant’s date of termination.

e.	“Vesting Date” means the third anniversary of the Date of Grant.

2.

Vesting. 100% of the total Earned PUs for the Performance Period will vest upon the Vesting Date, subject to Participant’s Service with the Company through the Vesting Date. All PUs that are unvested on Participant’s termination of Service will be automatically and immediately forfeited for no consideration. All determinations of whether Performance Goals have been achieved and the number of PUs earned by Participant shall be made by the Administrator in its sole discretion. Any PUs that are not Earned PUs will be forfeited for no consideration.

3.	Termination of Service.

a.

Death or Disability. Subject to Section 3(f) and Section 4 in this Exhibit 1, if Participant incurs a termination of Service as a result of death or Disability, Participant will become fully vested as of the time immediately prior to such termination of Service based on 100% of target levels.

b.

Retirement. Subject to Section 3(f) and Section 4 in this Exhibit 1, if Participant incurs a termination of Service as a result of Retirement, on the Vesting Date Participant will vest in the number of PUs that would have otherwise vested (if any) based on actual performance level at the Vesting Date as if Participant’s Service continued through such date, pro-rated through the date of termination determined by multiplying such number of

PUs by a fraction, (i) the numerator of which is the number of full months from the Date of Grant and (ii) the denominator is the number of full months from the Date of Grant through the Vesting Date. All unvested PUs that do not become vested pursuant to this Section 3(b) will be forfeited.

c.

Termination without Cause or for Good Reason. Subject to 3(f) and Section 4 in this Exhibit 1, if Participant’s Service is terminated by the Company without Cause or by Participant for Good Reason, Participant will vest in the number of PUs that would otherwise have vested (if any) based on actual performance level at the Vesting Date, as if Participant’s Service continued through such date, pro-rated through the date of termination determined by multiplying such number of PUs by a fraction, (i) the numerator of which is the number of full months from the Date of Grant and (ii) the denominator is the number of full months from the Date of Grant through the Vesting Date. All unvested PUs that do not become vested pursuant to this Section 3(c) will be forfeited.

d.	Change in Control. Subject to Section 3(f) and Section 4 in this Exhibit 1:

i.

If a Change in Control occurs and the successor or purchaser in the Change in Control has assumed the Company’s obligations with respect to the PUs or provided a substitute award and within 12 months following the occurrence of the Change in Control, Participant’s Service is terminated by the Company without Cause or by Participant for Good Reason, Participant will become fully vested as of the time immediately prior to such termination of Service based on 100% of target levels.

ii.

If a Change in Control occurs and the successor or purchaser in the Change in Control has not assumed the Company’s obligations with respect to the PUs nor provided a substitute award, the unvested PUs will become fully vested as of the time immediately prior to the Change in Control and will be deemed achieved at the greater of (A) 100% of target levels and (B) actual performance through the date of the Change in Control, extrapolated through the remainder of the Performance Period.

e.

Intercompany Transfer. If a Participant’s Service is transferred outside of the Company such that Participant becomes an Employee at any Parent, affiliate or Subsidiary of the Company, Participant will remain eligible to vest in the unvested PUs at the Vesting Date based on actual performance (if any); provided, that Participant remains an Employee of a Parent, affiliate or Subsidiary of the Company through such Vesting Date.

f.	Voluntary Termination. If Participant’s Service is terminated as a result of Participant’s voluntary resignation, all unvested PUs will be forfeited as of the date of termination.

g.

Termination for Cause; Breach of Restrictive Covenants. If (i) Participant’s Service is terminated by the by the Company for Cause or (ii) Participant breaches any written restrictive covenant agreement with the Company or an affiliate or Subsidiary (whether prior to or after the termination of Participant’s Service), all unvested PUs will be forfeited for no consideration as of the date of termination or breach (as applicable).

4.

Release. The Receipt of cash payment for the PUs that are eligible to vest pursuant to Section 3(a), (b), (c), (d) and (e) in this Exhibit 1 shall be subject to the execution and nonrevocation of a general release of claims in favor of the Company, in a form reasonably satisfactory to the Company.

Exhibit 2

Performance Goals

[To be attached]

Attachment 1

Cash-Based Performance Unit Agreement

NOVELIS INC.

2024 EQUITY INCENTIVE PLAN

CASH-BASED PERFORMANCE UNIT AGREEMENT

Pursuant to your Performance Unit Grant Notice (“Grant Notice”) and this Cash-Based Performance Unit Agreement (this “Agreement”), Novelis Inc., a corporation organized under the laws of Canada (the “Company”) has granted you the number of PUs under its 2024 Equity Incentive Plan (the “Plan”) indicated in your Grant Notice, each of which represents the right to receive a cash payment. The PUs are granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same meanings as in the Plan.

The details of the PUs, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.	Grant of PUs

Each PU represents the right to receive a cash payment upon vesting and subject to the achievement of each Performance Goal. Each PU will have a fixed value of USD 100. The number of PUs is set forth in your Grant Notice and will be adjusted in the event of changes in capital structure and similar events as provided in Section 16 of the Plan.

2.	Vesting; No Shareholder Rights

The PUs will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Service with the Company, its Parent or any of its Subsidiaries, except as may be provided otherwise in the Vesting Schedule in Exhibit 1 to your Grant Notice or in an employment or other written agreement between you and the Company. You will not be deemed to be the holder of, or have any of the rights of a stockholder with respect to, any PUs.

3.	Payment

The number of PUs that are Earned PUs pursuant to the Performance Goals set forth on Exhibit 2 to your Grant Notice will be certified by the Administrator as soon as practicable following completion of the Performance Period (such date, the “Certification Date”). The Earned PUs will be paid in cash to you as soon as administratively practicable following the Certification Date or such earlier vesting date pursuant to Section 3 of Exhibit 1 (but in no event later than the 15th day of the third month following the end of the calendar year of the Vesting Date). The cash payment of the Earned PUs, if any, is denominated in U.S. dollars, but the Company may, in its sole discretion, pay any amounts distributable under this Agreement in local currency through local payroll. Notwithstanding the foregoing, if you are a “specified employee” (within the meaning of Section 409A) on the date of your termination of Service as a result of Retirement, you will have settlement under this Section 4 delayed to the date that is the first day of the seventh month following your date of termination, to the extent required by Section 409A.

4.	Restrictive Covenant Agreement

In consideration of this Award of PUs, which you understand is good and valuable consideration, you agree to be bound by the Company’s Non-Competition, Non-Solicitation & Confidentiality Agreement in substantially the form attached hereto as Attachment 3 (the “Restrictive Covenant Agreement”).

5.	Transferability

The PUs are not assignable or transferable, except by will or by the laws of descent and distribution. Without limiting the generality of the foregoing, the PUs may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated in any manner (whether by operation of law or otherwise), and shall not be subject to execution, attachment or other process. Any assignment, transfer, sale, pledge, hypothecation or other disposition of the PUs or any attempt to make any such levy of execution, attachment or other process will cause the PUs to terminate immediately.

6.	PUs not a Service Contract

The PUs are not an employment or service contract, and nothing in the PUs will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an affiliate, or of the Company or an affiliate to continue your Service. In addition, nothing in the PUs will obligate the Company or an affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a member of the Company’s Board or a consultant for the Company or an affiliate.

7.	Withholding Obligations

(a)

At the time when the PUs vest, in whole or in part, and at any time thereafter as requested by the Administrator, you hereby agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an affiliate, if any, which arise in connection with such vesting and settlement of the PUs. The Administrator, in its sole discretion, may (but is not required to), to the extent permitted by law, withhold from your wages or other cash compensation paid to you by the Company, its Parent or any Subsidiary or withhold from the proceeds of the cash payment made pursuant to the Earned PUs.

(b)

The Administrator and the Company assume no responsibility for individual income taxes, penalties or interest related to grant, vesting or settlement of any PU. Neither the Administrator, the Company nor any affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of the PUs. You should consult with your personal tax advisor regarding the tax ramifications, if any, which result from receipt of the PUs. You acknowledge that the Administrator or the Company may be required to withhold federal, state and/or local taxes in connection with the vesting and/or settlement of the PUs. No PUs will vest or be settled unless the tax withholding obligations of the Company and/or any affiliate are satisfied.

8.	Recovery of Compensation; Clawback Rights

Notwithstanding any other provision of this Agreement, in accordance with Section 25 of the Plan, the right to receive cash payment equal to the Earned PUs shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (a) the Company’s clawback policy and any other clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (b) applicable law or stock exchange listing requirement. By accepting the PUs, you are deemed to have acknowledged and consented to the Company’s clawback policy and the Company’s application, implementation and enforcement of any clawback, forfeiture or other similar policy adopted by the Board or the Committee, whether adopted prior to or following the date of the Date of Grant, and any provision of applicable law or stock exchange listing requirement relating to reduction cancellation, forfeiture or recoupment, and to have agreed that the Company may take such actions as may be necessary to effectuate any such policy, requirement or applicable law, without further consideration or action.

9.	Section 409A; Tax Consequences

It is the Administrator’s and the Company’s intent that payments under this Agreement and Grant Notice shall be exempt from Section 409A to the extent applicable, and that this Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement, the Grant Notice or any employment agreement you have entered into with the Company, to the extent that any payment or benefit under this Agreement is determined by the Administrator to constitute “nonqualified deferred compensation” subject to Section 409A and is payable to you by reason of termination of your employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” (as defined in Section 409A) from the Company and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Administrator), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service from the Company (or your earlier death). Each payment under this Agreement shall be treated as a separate payment under Section 409A. You hereby agree that the Administrator and the Company do not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Administrator, the Company, or any of its officers, directors, employees or affiliates related to tax liabilities arising from the PUs or your other compensation.

10.	Notices

Any notices provided for in the Agreement or the Plan will be given in writing and will be deemed effectively given upon receipt. The Administrator may, in its sole discretion, decide to deliver any documents related to participation in the Plan and these PUs by electronic means or to request your consent to participate in the Plan by electronic means. By accepting these PUs, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Administrator or another third party designated by the Administrator.

11.	Agreement Summaries

In the event that the Administrator provides you (or anyone acting on your behalf) with summary or other information concerning, including or otherwise relating to your rights or benefits under this Agreement (including, without limitation, the PUs and any vesting thereof), such summary or other information shall in all cases be qualified in its entirety by Exhibit 1 and Exhibit 2 to your Grant Notice, the Grant Notice, this Agreement and the Plan and, unless it explicitly states otherwise and is signed by an officer of the Company, shall not constitute an amendment or other modification hereto.

12.	Acknowledgements

You understand, acknowledge, agree and hereby stipulate that: (a) you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; (b) the PUs are intended to be consideration in exchange for the promises and covenants set forth in this Agreement; (c) you have carefully read, considered and understand all of the provisions of this Agreement and the Company’s policies reflected in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged; (d) you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and you fully understand them; (e) you were provided an opportunity to seek the advice of an attorney and/or a tax professional of your choice before accepting this award of PUs and (f) the obligations and restrictions set forth in this Agreement are fair and reasonable.

Attachment 2

2024 Equity Incentive Plan

[Intentionally Omitted]

Attachment 3

Non-Competition, Non-Solicitation & Confidentiality Agreement

[Intentionally Omitted]